Exhibit 99.1

Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), I hereby consent to the inclusion in the registration statement on Form F-1 of NXP Semiconductors N.V. (the “Company”) (SEC File No. 333-166128), and in all amendments (including post-effective amendments) thereto, and in the related prospectus, of (i) a reference naming me as a person about to become a director of the Company; and (ii) such other information regarding me as is required to be included therein under the Securities Act.

By: /s/    Kenneth A. Goldman

Kenneth A. Goldman

Dated: August 2, 2010